Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Knight Transportation, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-72377) on Form S-8 of Knight Transportation, Inc. and subsidiaries of our report dated January 22, 2003, except as to paragraph 1 of Note 3, which is as of February 13, 2003, with respect to the consolidated balance sheet of Knight Transportation, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Knight Transportation, Inc. and subsidiaries.

Our report dated January 22, 2003, except as to paragraph 1 of Note 3, which is as of February 13, 2003, states that the consolidated financial statements and consolidated financial statement schedule of Knight Transportation, Inc. and subsidiaries as of December 31, 2001, and for each of the years in the two-year period then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated January 16, 2002. As described in Note 1, the consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 and 2000 in Note 1 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of Knight Transportation, Inc. and subsidiaries other than with respect to such disclosures.

/s/ KPMG LLP

Phoenix, Arizona
March 10, 2003